UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2010

SANSWIRE CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-23532	88-0292161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17501 Biscayne Blvd., Suite 430, Aventura, FL 33160
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (786) 288-0717

Copies to:
Stephen Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
49 Front Street, Suite #206
Rockville Centre, New York 11570
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2010, the Board of Directors of Sanswire Corp. (the “Company”) appointed Michael K. Clark to the Board of Directors (the “Board”) of the Company and he was thereafter elected Chairman of the Board.   There is no understanding or arrangement between Mr. Clark and any other person pursuant to which Mr. Clark was selected as a director.  Mr. Clark does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.   Since January 1, 2009, Mr. Clark has not had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

Mr. Clark will receive 5,000,000 shares of common stock of the Company as consideration for serving on the Board.

Mr. Clark served as President of the Institutional Products Group at Fidelity Investments from 2007 to 2009.  Prior to 2007, from 1994 to 2007 Mr. Clark held a series of positions at JPMorgan Chase Bank including Global Head of Sales and Product, Trust and Clearing Services; Chief Executive Officer, Trust and Clearing Services; and Chief Executive Officer, Worldwide Securities Services. Prior to JPMorgan Chase, Mr. Clark was Head of Broker Dealer Clearance at Bankers Trust from 1981 to 1994  Mr. Clark holds a BS from SUNY Maritime College and an Executive MBA from New York University.

On June 22, 2010, the Board appointed Glenn Estrella as Chief Executive Officer and Chief Financial Officer of the Company. There is no understanding or arrangement between Mr. Estrella and any other person pursuant to which Mr. Estrella was selected as an officer of the Company.  Mr. Estrella does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.   Since January 1, 2009, Mr. Estrella has not had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

From 2008 to 2009 Mr. Estrella served as Chief Administrative Officer and Senior Vice President at Fidelity Investments, where among other accomplishments he realigned and restructured the Fidelity Family Office Business Group. From 1983 to 2008 Mr. Estrella earlier held a variety of positions at JP Morgan, including Senior Vice President and Head of JP Morgan Chase’s Latin America and Australia Trust Company; as Chairman and Chief Executive Officer of JP Morgan Systems and Services Technology; and as Global Head of Client Services and Managing Director of JPMorgan Clearance and Agency Company. Prior to this, Mr. Estrella filled several roles at Chase Manhattan Bank. He is an alumnus of Harvard University and additionally holds degrees from Ocean County College and Pace University.   On June 23, 2010, the Company and Mr. Estrella entered into an employment agreement outlining the terms pursuant to which Mr. Estrella shall serve as Chief Executive Officer and Chief Financial Officer.  Pursuant to the employment agreement, Mr. Estrella shall receive a signing bonus of 5,000,000 shares of common stock and $20,000.  Mr. Estrella shall also receive a salary of $250,000 per year and an annual bonus in stock and/or options as determined by the Board.  In the event that the Company is acquired as a result of a friendly or hostile takeover or merger or other combination, the above compensation will be accelerated so that upon the completion of such takeover, merger or combination, Mr. Estrella will receive 100% of the unpaid portion of thereof regardless of the amount of time he has been with the Company.  The term of the agreement is for three years with automatic renewal  for one year unless Mr. Estrella is terminated for cause.

Concurrent with the appointment of Mr. Estrella, Thomas Seifert resigned as the Company’s Chief Financial Officer.  Mr. Seifert has no disputes with the Company.

A copy of the press release announcing Mr. Clark’s and Mr. Estrella’s appointment is attached hereto as Exhibit 99.1 and a copy of Mr. Estrella’s employment agreement is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description
10.1	Employment Agreement between Sanswire Corp. and Glenn Estrella
99.1	Press Release, dated June 24, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANSWIRE CORP.

Date: June 24, 2010	/s/ Glenn Estrella
Name: Glenn Estrella
Title: Glenn Estrella